EXHIBIT 99.1

Kohlberg Capital Declares 2007 First Quarter Dividend of $0.29 Per Share

NEW YORK, March 15, 2007 (PRIME NEWSWIRE) -- Kohlberg Capital Corporation (Nasdaq:KCAP) ("Kohlberg Capital") today announced that its Board of Directors has declared a cash dividend of $0.29 per share on shares of its common stock for the quarter ended March 31, 2007. The dividend is payable on April 17, 2007 to shareholders of record as of April 6, 2007.

We have adopted a dividend reinvestment plan ("DRIP") that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, our stockholders who have not "opted out" of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. Please contact your broker or other financial intermediary for more information regarding the DRIP.

About Kohlberg Capital Corporation (KCAP):

Kohlberg Capital Corporation is a publicly traded, internally managed business development company ("BDC"). Our middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Our wholly-owned portfolio company, Katonah Debt Advisors, which we acquired from affiliates of Kohlberg & Co., L.L.C. ("Kohlberg & Co."), manages collateralized debt obligation funds ("CDO Funds") which invest in broadly syndicated loans, high-yield bonds and other credit instruments.

The Kohlberg Capital logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3121

CONTACT:  Kohlberg Capital Corporation
          Investor Relations
          Denise Rodriguez
          (212) 455-8300
          info@kohlbergcapital.com